UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 3, 2013

Immunomedics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 The American Road, Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.02	Termination of a Material Definitive Agreement.

On July 11, 2008, Immunomedics, Inc., a Delaware corporation (the “Company”), entered into a License and Collaboration Agreement (the “Agreement”), by and between the Company and Nycomed GmbH (“Nycomed”) whereby the Company provided Nycomed a worldwide license to develop, manufacture and commercialize veltuzumab, the Company’s humanized anti-CD20 antibody, in the subcutaneous formulation, for the treatment of all non-cancer indications (the “Product”). The Company retained the rights to develop, manufacture and commercialize veltuzumab in the field of oncology.

Nycomed was acquired by Takeda Pharmaceutical Company in September, 2011. Last year, the Company notified Nycomed of its concern about delays in the Product’s advancement. On May 14, 2013, the Company notified Nycomed that Nycomed was in material breach of the Agreement and that the Agreement would terminate if the breaches remained uncured. The Company initiated arbitration proceedings in September 2013 in an effort to resolve the dispute. On October 3, 2013, Takeda notified the Company that it considers the Agreement as terminated.

As a result of the Agreement’s termination, all rights to the Product revert to the Company and the parties must cooperate to transition Product development back to the Company. In addition, Nycomed is required to assign and license certain contracts and other rights to the Company and to supply certain services to the Company for one year. The parties have begun discussions regarding the transition of the Product back to the Company. The Company will pursue the arbitration procedure to address its claim for damages due to delays in Product development and expects the arbitration to continue while the Product transition takes place.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Immunomedics, Inc., dated October 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

By:	/s/ Cynthia L. Sullivan
Name:	Cynthia L. Sullivan
Title:	President and Chief Executive Officer

Date: October 9, 2013